January 8, 2010	Exhibit (a)(1)(viii)

MID EUROPA PARTNERS EXTENDS OFFER FOR INVITEL HOLDINGS A/S

UNTIL JANUARY 22, 2010

Mid Europa Partners (“Mid Europa”) announced today that it is extending its tender offer to purchase any and all of the outstanding ordinary shares, par value €0.01 per share (“Invitel Shares”), and any and all of the American Depositary Shares, each representing one Invitel Share (“Invitel ADSs”), of Invitel Holdings A/S (“Invitel”) (NYSE Amex: IHO).

According to the report of the settlement agent for the offer, as of 12:00 midnight, New York City time, on January 7, 2010, a total of approximately 2,332,601 Invitel Shares and Invitel ADSs had been tendered in the offer and not withdrawn. Together with the 12,450,393 Invitel Shares already owned by Mid Europa, this represents approximately 88.4% of the outstanding Invitel Shares (including Invitel Shares represented by Invitel ADSs).

The offer and withdrawal rights will now expire at 12:00 midnight, New York City time, on Friday, January 22, 2010, unless further extended. All other terms and conditions of the offer, including the offer price of U.S.$4.50 per Invitel Share or Invitel ADS, remain unchanged.

Mid Europa has extended the expiration date of the offer in order to allow all of Invitel’s investors additional time to participate in the offer, including investors who may not have had an opportunity to tender due to the holiday season, and including investors who are required to provide instructions to tender through their bank, broker or other nominee. Mid Europa is gratified by the support that it has received to date from Invitel shareholders and Mid Europa remains fully committed to completing this transaction successfully.

Assuming that Mid Europa controls more than 90% of the outstanding Invitel Shares following the completion of the offer, any Invitel Shares not acquired in the offer are expected to be acquired in a subsequent compulsory acquisition procedure under Danish law at the same per share cash price offered in the offer.

ABOUT MID EUROPA PARTNERS

Mid Europa Partners is a leading independent private equity firm focused on Central and Eastern Europe. Operating from London, Budapest and Warsaw, Mid Europa Partners advises and manages funds with asset value of approximately €3.2 billion. The Mid Europa Partners team has been investing in Central and Eastern Europe since 1999.

ABOUT INVITEL HOLDINGS A/S

Invitel Holdings A/S, formerly Hungarian Telephone and Cable Corp., operating under the Invitel brand name, is the number one alternative and the second-largest fixed line telecommunications and broadband Internet Services Provider in the Republic of Hungary with more than 1 million customers in Hungary. In addition to delivering voice, data and Internet services in Hungary, it is also a leading player in the Central and Eastern European wholesale telecommunications market.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Statements about the expected effects, timing and completion of the proposed transaction and all other statements in this release other than historical facts, constitute forward-looking statements. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “would,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions which concern our strategy, plans or intentions. These statements are based on current expectations and involve risks and uncertainties relating to, among other things, general economic factors, business and capital market conditions, general industry trends, changes in tax law requirements and government regulation. Mid Europa does not undertake publicly to update or revise any forward-looking statement that may be made in this release, whether as a result of new information, future events or otherwise.

IMPORTANT INFORMATION

Shareholders of Invitel are advised to read the Tender Offer Statement on Schedule TO and Rule 13e-3 Transaction Statement filed under cover of Schedule TO (as amended), the offer to purchase and any other documents relating to the tender offer that are filed with the United States Securities and Exchange Commission (the “SEC”) by Mid Europa and Invitel because they contain important information. Invitel shareholders may obtain copies of these documents free of charge at the SEC’s web site at www.sec.gov or by calling Innisfree M&A Incorporated, the Information Agent for the offer, at +1-888-750-5834 (shareholders) or +1-212-750-5833 (banks and brokers).

FOR FURTHER INFORMATION PLEASE CONTACT:

Innisfree M&A Incorporated, the Information Agent for the offer

Shareholders: +1-888-750-5834

Banks and brokers: +1-212-750-5833

Media Contact:

David Westover/Agnès Riousse

Citigate

+44 (0) 20 7638 9571